EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

Biolase Technology, Inc.

Irvine, CA

We hereby consent to the use in this Registration Statement on Form S-3 of our reports dated March 7, 2006, relating to the consolidated financial statements and financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of Biolase Technology, Inc.’s internal control over financial reporting. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ BDO SEIDMAN, LLP

BDO Seidman, LLP
Costa Mesa, California
March 16, 2007